Exhibit 99.4

ITEM 1.  Financial Statements.

BILL BARRETT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2009	December 31, 2008
		(As Adjusted)
	(in thousands, except share and per share data)
Assets:
Current Assets:
Cash and cash equivalents	$71,470	$43,063
Accounts receivable, net of allowance for doubtful accounts of $790 for March 31, 2009 and $840 for December 31, 2008	53,518	66,427
Prepayments and other current assets	6,339	3,924
Derivative assets	213,793	199,960
Total current assets	345,120	313,374
Property and Equipment — At cost, successful efforts method for oil and gas properties:
Proved oil and gas properties	2,123,277	1,977,535
Unevaluated oil and gas properties, excluded from amortization	278,545	315,239
Furniture, equipment and other	22,131	20,971
	2,423,953	2,313,745
Accumulated depreciation, depletion, amortization and impairment	(809,770)	(751,926)
Total property and equipment, net	1,614,183	1,561,819
Derivative Assets	88,195	113,815
Deferred Financing Costs and Other Noncurrent Assets	4,998	5,485
Total	$2,052,496	$1,994,493

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable and accrued liabilities	$82,666	$100,552
Amounts payable to oil and gas property owners	11,730	17,067
Production taxes payable	33,031	36,236
Derivative liability and other current liabilities	1,269	511
Deferred income taxes	79,892	71,428
Total current liabilities	208,588	225,794
Note Payable to Bank	276,000	254,000
Convertible Senior Notes	154,660	153,411
Asset Retirement Obligations	47,694	46,687
Deferred Income Taxes	226,499	214,481
Derivatives and Other Noncurrent Liabilities	4,317	887
Stockholders’ Equity:
Common stock, $0.001 par value; authorized 150,000,000 shares; 45,445,245 and 45,128,431 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively, with 731,709 and 590,098 shares subject to restrictions, respectively	45	45
Additional paid-in capital	778,093	775,652
Retained earnings	157,877	131,464
Treasury stock, at cost: zero shares at March 31, 2009 and December 31, 2008	—	—
Accumulated other comprehensive income	198,723	192,072
Total stockholders’ equity	1,134,738	1,099,233
Total	$2,052,496	$1,994,493

See notes to unaudited condensed consolidated financial statements.

BILL BARRETT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2009	2008
		(As Adjusted)
	(in thousands, except share and per share amounts)
Operating and Other Revenues:
Oil and gas production	$170,176	$149,045
Commodity derivative loss	(25,956)	(1,530)
Other	520	1,687
Total operating and other revenues	144,740	149,202
Operating Expenses:
Lease operating expense	11,680	9,301
Gathering and transportation expense	11,024	9,399
Production tax expense	926	10,259
Exploration expense	760	641
Impairment, dry hole costs and abandonment expense	185	1,552
Depreciation, depletion and amortization	58,757	50,957
General and administrative expense	13,380	14,215
Total operating expenses	96,712	96,324
Operating Income	48,028	52,878
Other Income and Expense:
Interest and other income	198	472
Interest expense	(5,129)	(3,879)
Total other income and expense	(4,931)	(3,407)
Income before Income Taxes	43,097	49,471
Provision for Income Taxes	16,684	18,917
Net Income	$26,413	$30,554
Net Income Per Common Share, Basic	$0.59	$0.69
Net Income Per Common Share, Diluted	$0.59	$0.68

Weighted Average Common Shares Outstanding, Basic	44,618,161	44,279,033
Weighted Average Common Shares Outstanding, Diluted	44,739,504	45,225,160

See notes to unaudited condensed consolidated financial statements.

BILL BARRETT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(UNAUDITED)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total Stockholders’ Equity	Comprehensive Income
	(in thousands)
Balance — December 31, 2007	$44	$742,492	$26,205	$—	$4,770	$773,511
Exercise of options, vesting of restricted stock and shares exchanged for exercise and tax withholding	1	4,615	—	(3,051)	—	1,565	$—
Stock-based compensation	—	17,773	—	—	—	17,773	—
Retirement of treasury stock	—	(3,051)	—	3,051	—	—	—
Conversion option of the Convertible Senior Notes (net of $8,578 of taxes) (See Note 5)	—	13,823	—	—	—	13,823	—
Comprehensive income:
Net income (as adjusted)	—	—	105,259	—	—	105,259	$105,259
Effect of derivative financial instruments, net of $110,505 of taxes	—	—	—	—	187,302	187,302	187,302
Total comprehensive income							$292,561
Balance — December 31, 2008 (As Adjusted)	$45	$775,652	$131,464	$—	$192,072	$1,099,233
Exercise of options, vesting of restricted stock and shares exchanged for exercise and tax withholding	—	—	—	(1,874)	—	(1,874)
Stock-based compensation	—	4,315	—	—	—	4,315
Retirement of treasury stock	—	(1,874)	—	1,874	—	—
Comprehensive income:
Net income	—	—	26,413	—	—	26,413	$26,413
Effect of derivative financial instruments, net of $3,923 of taxes	—	—	—	—	6,651	6,651	6,651
Total comprehensive income							$33,064
Balance — March 31, 2009	$45	$778,093	$157,877	$—	$198,723	$1,134,738

See notes to unaudited condensed consolidated financial statements.

BILL BARRETT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2009	2008
		(As Adjusted)
	(in thousands)
Operating Activities:
Net Income	$26,413	$30,554
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	58,757	50,957
Deferred income taxes	16,628	18,807
Impairment, dry hole costs and abandonment expense	185	1,552
Unrealized derivative loss	25,956	1,530
Stock compensation and other non-cash charges	4,314	3,974
Amortization of deferred financing costs	1,751	501
Gain (loss) on sale of properties	1	(172)
Change in operating assets and liabilities:
Accounts receivable	12,909	(19,532)
Prepayments and other assets	(2,504)	(3,114)
Accounts payable, accrued and other liabilities	6,668	(3,082)
Amounts payable to oil and gas property owners	(5,337)	(1,145)
Production taxes payable	(3,205)	4,366
Net cash provided by operating activities	142,536	85,196
Investing Activities:
Additions to oil and gas properties, including acquisitions	(134,901)	(114,992)
Additions of furniture, equipment and other	(1,226)	(605)
Proceeds from sale of properties	—	1,212
Net cash used in investing activities	(136,127)	(114,385)
Financing Activities:
Proceeds from debt	42,000	199,800
Principal payments on debt	(20,000)	(167,014)
Proceeds from sale of common stock	—	1,629
Deferred financing costs and other	(2)	(4,588)
Net cash provided by financing activities	21,998	29,827
Increase in Cash and Cash Equivalents	28,407	638
Beginning Cash and Cash Equivalents	43,063	60,285
Ending Cash and Cash Equivalents	$71,470	$60,923

See notes to unaudited condensed consolidated financial statements.

BILL BARRETT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

March 31, 2009

1. Organization

Bill Barrett Corporation (the “Company”), a Delaware corporation, is an independent oil and gas company engaged in the exploration, development and production of natural gas and crude oil. Since its inception in January 2002, the Company has conducted its activities principally in the Rocky Mountain region of the United States.

2. Summary of Significant Accounting Policies

Basis of Presentation. The accompanying Unaudited Condensed Consolidated Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the accompanying Unaudited Condensed Consolidated Financial Statements include all adjustments (consisting of normal and recurring accruals) considered necessary to present fairly the Company’s financial position as of March 31, 2009, the Company’s results of operations for the three months ended March 31, 2009 and 2008 and cash flows for the three months ended March 31, 2009 and 2008. Operating results for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the full year because of the impact of fluctuations in prices received for natural gas and oil, natural production declines, the uncertainty of exploration and development drilling results and other factors. For a more complete understanding of the Company’s operations, financial position and accounting policies, the Unaudited Condensed Consolidated Financial Statements and the notes thereto should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 previously filed with the SEC.

In the course of preparing the Unaudited Condensed Consolidated Financial Statements, management makes various assumptions, judgments and estimates to determine the reported amount of assets, liabilities, revenue and expenses and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, actual results could differ from amounts initially established.

The most significant areas requiring the use of assumptions, judgments and estimates relate to the intended cash settlement of our Convertible Senior Notes in computing dilutive earnings per share, volumes of natural gas and oil reserves used in calculating depletion, the amount of expected future cash flows used in determining possible impairments of oil and gas properties and the amount of future capital costs used in these calculations. Assumptions, judgments and estimates also are required in determining future abandonment obligations, impairments of undeveloped properties, valuing deferred tax assets and estimating fair values of derivative instruments.

Oil and Gas Properties. The Company’s oil and gas exploration and production activities are accounted for using the successful efforts method. Under this method, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well does not find proved reserves, the costs of drilling the well are charged to expense and included within cash flows from investing activities in the Unaudited Condensed Consolidated Statements of Cash Flows pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. The costs of development wells are capitalized whether productive or nonproductive. Oil and gas lease acquisition costs are also capitalized. Interest cost is capitalized as a component of property cost for significant exploration and development projects that require greater than six months to be readied for their intended use. The weighted average interest rates used to capitalize interest for the three months ended March 31, 2009 and 2008 were 5.6% and 6.0%, respectively, which include interest on both the Company’s 5% Convertible Senior Notes due 2028 (“Convertible Notes”) and its credit facility, amortization of the Convertible Note discount, commitment fees paid on the unused portion of its credit facility, amortization of deferred financing and debt issuance costs and the effects of interest rate hedges. The Company capitalized interest costs of $0.8 million and $0.4 million for the three months ended March 31, 2009 and 2008, respectively.

Other exploration costs, including certain geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense as incurred. The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production amortization rate. A gain or loss is recognized for all other sales of proved properties and is classified in other operating revenues. Maintenance and repairs are charged to expense, and renewals and betterments are capitalized to the appropriate property and equipment accounts.

Unevaluated oil and gas property costs are transferred to proved oil and gas properties if the properties are subsequently determined to be productive. Proceeds from sales of partial interests in unproved leases are accounted for as a recovery of cost without recognizing any gain until all costs are recovered. Unevaluated oil and gas properties are assessed periodically for impairment on a property-by-property basis based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks or future plans to develop acreage. During the three months ended March 31, 2009 and 2008, the Company did not recognize any non-cash impairment charges.

Materials and supplies consist primarily of tubular goods and well equipment to be used in future drilling operations or repair operations and are carried at the lower of cost or market value, on a first-in, first-out basis.

The following table sets forth the net capitalized costs and associated accumulated depreciation, depletion and amortization, and non-cash impairments relating to the Company’s natural gas and oil producing activities:

	As of March 31, 2009	As of December 31, 2008
	(in thousands)
Proved properties	$418,387	$415,641
Wells and related equipment and facilities	1,512,505	1,381,861
Support equipment and facilities	180,948	170,058
Materials and supplies	11,437	9,975
Total proved oil and gas properties	2,123,277	1,977,535
Accumulated depreciation, depletion, amortization and impairment	(801,410)	(744,139)
Total proved oil and gas properties, net	$1,321,867	$1,233,396
Unevaluated properties	$104,605	$105,665
Wells and facilities in progress	173,940	209,574
Total unevaluated oil and gas properties, excluded from amortization	$278,545	$315,239

Net changes in capitalized exploratory well costs for the three months ended March 31, 2009 are reflected in the following table (in thousands):

Beginning of period	$120,091
Additions to capitalized exploratory well costs pending the determination of proved reserves	114,152
Reclassifications of wells, facilities and equipment based on the determination of proved reserves	(125,528)
Exploratory well costs charged to dry hole costs and abandonment expense (1)	(92)
End of period	$108,623

(1)          Excludes expired leasehold abandonment expense of $0.1 million.

The following table provides an aging of capitalized exploratory well costs based on the date the drilling was completed and the number of gross wells for which exploratory well costs have been capitalized for a period greater than one year since the completion of drilling:

March 31, 2009
(in thousands)
Capitalized exploratory well costs that have been capitalized for a period of one year or less	$77,705
Capitalized exploratory well costs that have been capitalized for a period greater than one year	30,918
End of period balance	$108,623
Number of exploratory wells that have costs capitalized for a period greater than one year	119

As of March 31, 2009, exploratory well costs that have been capitalized for a period greater than one year since the completion of drilling were $30.9 million, of which $15.8 million was related to exploratory wells located in the Powder River Basin. In this basin, the Company drills wells into various coal seams. In order to produce gas from the coal seams, a period of dewatering lasting up to 24 months, or in some cases longer, is required prior to obtaining sufficient gas production to justify capital expenditures for compression and gathering and to classify the reserves as proved.

In addition to its wells in the Powder River Basin, the Company has six exploratory wells for a total of $15.1 million that have been capitalized for greater than one year located in the Montana Overthrust area and in the Paradox, Big Horn and Uinta Basins. The two wells located in the Montana Overthrust area are under economic evaluation for possible development as the Company is assessing and conducting appraisal operations to determine whether economic reserves can be attributed to this area. In the Paradox Basin, the Company has one well that will be re-entered and converted to a horizontal well, and completion work is planned for the second well during the second quarter of 2009. The well located in the Big Horn Basin is pending upgrades of production, gathering and processing facilities. The well located in the Uinta Basin is pending the development of a gas gathering infrastructure.

The Company reviews its proved oil and gas properties for impairment whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. The Company estimates the expected undiscounted future cash flows of its oil and gas properties and compares such undiscounted future cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and gas properties to fair value. The factors used to determine fair value include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the expected cash flows projected. During the three months ended March 31, 2009 and 2008, the Company did not recognize any non-cash impairment charges.

The provision for depreciation, depletion and amortization (“DD&A”) of oil and gas properties is calculated on a field-by-field basis using the unit-of-production method. Oil is converted to natural gas equivalents, Mcfe, at the rate of one barrel to six Mcf. Estimated future dismantlement, restoration and abandonment costs, which are net of estimated salvage values, are taken into consideration.

Stock-Based Compensation. The Company accounts for stock-based compensation in accordance with SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”).

On May 9, 2007, the Compensation Committee of the Board of Directors of the Company approved a performance share program pursuant to the Company’s 2004 Stock Incentive Plan (the “2004 Incentive Plan”) for the Company’s officers and other senior employees, pursuant to which vesting of awards is contingent upon meeting various Company-wide performance goals. Upon commencement of the program and during each subsequent year of the program, the Compensation Committee will meet to approve target and stretch goals for certain operational or financial metrics that are selected by the Compensation Committee for the upcoming year and to determine whether metrics for the prior year have been met. These performance-based awards contingently vest over a period of up to four years, depending on the level at which the performance goals are achieved. Each year for four years, it is possible for up to 50% of the shares to vest based on the achievement of the performance goals. Twenty-five percent of the total grant will vest for metrics met at the target level, and an additional 25% of the total grant will vest for performance met at the stretch level. If the actual results for a metric are between the target levels and the stretch levels, the vested number of shares will be adjusted on a prorated basis of the actual results compared to the target and stretch goals. If the target level metrics are not met, no shares will vest. In any event, the total number of common shares that could vest will not exceed the original number of performance shares granted. At the end of four years, any shares that have not vested will be forfeited. A total of 250,000 shares under the 2004 Incentive Plan were set aside for this program.

Based upon Company performance in 2007, 30% of the performance shares vested in February 2008, and the Company recognized $0.5 million of compensation costs related to these awards for the quarter ended March 31, 2008. Based upon the Company’s performance in 2008, 50% of the performance shares vested in February 2009, and the Company recognized $0.4 million of compensation costs related to these awards for the quarter ended March 31, 2009. After the February 2009 vesting, 20% of the initial grant remained available for future performance vesting. On February 26, 2009, the Compensation Committee approved a supplemental grant to each participant remaining in the performance share program equal to 30% of the initial grant received by that participant (a total of 72,479 shares) in order to provide sufficient shares so that up to 50% of the performance shares initially granted to each participant are available for vesting if all stretch goals for 2009 are met. These supplemental grants expire on February 16, 2010 if they have not vested by that time.

As new goals are established each year, a new grant date and a new fair value are created for financial reporting purposes for those shares that could potentially vest in the upcoming year. Compensation cost is recognized based upon the probability that the performance goals will be met. If such goals are not met, no compensation cost is recognized and any previously recognized compensation cost is reversed.

In February 2009, the Compensation Committee approved the performance metrics for vesting of the performance shares based on 2009 performance. For the year ending December 31, 2009, the performance goals consist of finding and development costs per Mcfe (weighted at 40%), adjusted debt per Mcfe of proved reserves (weighted at 30%), lease operating expenses per Mcfe (weighted at 15%), and general and administrative expenses (weighted at 15%). In February 2009, a total of 124,339 performance-based nonvested equity shares of common stock (including the supplemental grant) were subject to the new grant date, and the fair value was remeasured at a weighted-average price of $19.58 per share. Based upon the number of shares expected to vest through February 2010, the Company recognized $0.1 million of non-cash stock-based compensation cost associated with these shares for the three months ended March 31, 2009.

During the three months ended March 31, 2009, the Company granted 756,190 options to purchase shares of common stock with a weighted average exercise price of $23.27 per share, 339,560 nonvested equity shares of common stock and 73,679 performance-based nonvested equity shares of common stock. The Company recorded non-cash stock-based compensation cost of $4.0 million and $3.5 million for the three months ended March 31, 2009 and 2008, respectively, including $0.1 million and $0.8 million associated with the performance-based nonvested equity shares, respectively. As of March 31, 2009, there were $35.4 million of total compensation costs related to grants of nonvested stock options and nonvested equity shares of common stock grants that are expected to be recognized over a weighted-average period of 2.9 years. This amount includes $0.5 million related to the performance-based nonvested equity shares that is expected to be recognized ratably over the next 10 months based on current expectations for 2009 performance.

The Company’s directors may elect to receive their annual retainer and meeting fees in the form of the Company’s common stock issued pursuant to the Company’s 2004 Incentive Plan. After each quarter, shares with a value equal to the fees payable for that quarter, calculated using the closing price on the last trading day before the end of the quarter, will be delivered to each outside director who elected before that quarter to receive shares of the Company’s common stock for payment of the director’s fees. For the three months ended March 31, 2009, the Company issued 3,036 shares of common stock for payment of directors’ fees and recognized $0.1 million of non-cash stock-based compensation cost associated with the issuance of those shares.

New Accounting Pronouncements. In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurement. The Company partially adopted SFAS No. 157 as of January 1, 2008, pursuant to FASB Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. With partial adoption, the Company applied SFAS No. 157 to recurring fair value measurements of financial and nonfinancial instruments, which affected the fair value disclosures of the Company’s financial derivatives within the scope of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. See Note 7 for fair value disclosures.

As of January 1, 2009, the Company fully adopted SFAS No. 157, requiring fair value measurements of nonfinancial assets and nonfinancial liabilities, including nonfinancial long-lived assets measured at fair value for an impairment assessment under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and asset retirement obligations initially measured at fair value under SFAS No. 143, Accounting for Asset Retirement Obligations. The full adoption of SFAS No. 157 related to nonfinancial assets and liabilities did not have a material impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141R”), which replaces FASB Statement No. 141, Business Combinations. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This includes the measurement of the acquirer’s shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance and deferred taxes. This statement applies prospectively and was effective for the Company beginning January 1, 2009. SFAS No. 141R will only impact the Company if and when the Company becomes party to a business combination.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”). This statement is intended to improve financial reporting about derivative instruments and hedging activities by requiring companies to enhance disclosure about how these instruments and activities affect their financial position, performance and cash flows.  SFAS No. 161 seeks to achieve these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also seeks to improve the transparency of the location and amounts of derivative instruments in a company’s financial statements and how they are accounted for under SFAS No. 133. This statement was effective for the Company beginning January 1, 2009. See Note 8 for the applicable disclosures.

In May 2008, the FASB adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlement). FSP APB 14-1 states that the accounting treatment for certain convertible debt instruments that may be settled in cash, shares of common stock or any portion thereof at the election of the issuing company be accounted for utilizing a bifurcation model under which the value of the debt instrument is determined without regard to the conversion feature. The difference between the issuance amount of the debt instrument and the value determined pursuant to FSP APB 14-1 is recorded as an equity contribution. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. FSP APB 14-1 was effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company adopted FSP APB 14-1 effective January 1, 2009 as early adoption was not permitted. FSP APB 14-1 changed the accounting treatment for the Company’s Convertible Notes that were issued in March 2008. See Note 5 for additional disclosures associated with adoption of this standard.

FSP APB 14-1 was required to be applied retrospectively for any instrument within the scope of FSP APB 14-1 that was outstanding during any of the periods presented.  As a result of the retrospective application, certain amounts in the Company’s consolidated financial statements for the year ended December 31, 2008 have been adjusted.  A summary of the changes are presented below (amounts in thousands):

	As of December 31, 2008
	As previously reported	After adoption of FSP APB 14-1
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
Deferred Financing Costs and Other Noncurrent Assets	$6,055	$5,485

Convertible Senior Notes	172,500	153,411
Deferred Income Taxes	207,397	214,481
Additional paid-in capital	761,829	775,652
Retained earnings	133,852	131,464

	For the Three Months Ended March 31, 2008
	As previously reported	After adoption of FSP APB 14-1
CONDENSED CONSOLITATED STATEMENTS OF OPERATIONS (UNAUDITED)
Interest expense	$(3,626)	$(3,879)
Provision for Income Taxes	19,016	18,917
Net Income	30,708	30,554

	For the Three Months Ended March 31, 2008
	As previously reported	After adoption of FSP APB 14-1
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Net Income	$30,708	$30,554
Deferred income taxes	18,906	18,807
Amortization of deferred financing costs	248	501

On December 31, 2008, the SEC adopted the final rules and interpretations updating its oil and gas reserve reporting requirements. Many of the revisions are updates to definitions in the existing oil and gas rules to make them consistent with the Petroleum Resource Management System, which is a widely accepted set of evaluation guidelines that are designed to support assessment processes throughout the resource asset lifecycle. These guidelines were prepared by the Society of Petroleum Engineers (“SPE”) Oil and Gas Reserves Committee with cooperation from many industry organizations. One of the key changes to the previous SEC rules relates to using a 12-month average commodity price to calculate the value of proved reserves versus the current method of using year-end prices. Other key revisions include the ability to include nontraditional resources in reserves, the use of new technology for determining reserves, the opportunity to establish proved undeveloped reserves without the requirement of an adjacent producing well and permitting disclosure of probable and possible reserves. The SEC will require companies to comply with the amended disclosure requirements for registration statements filed after January 1, 2010, and for annual reports for fiscal years ending on or after December 15, 2009. Early adoption is not permitted. The Company is currently assessing the impact that the adoption will have on the Company’s disclosures and financial statements.

In April 2009, the FASB issued staff positions intended to provide additional application guidance and enhance disclosures regarding fair value measurements. FSP SFAS No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, intends to provide guidelines for making fair value measurements more consistent with the principles presented in SFAS No. 157. FSP SFAS No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, attempts to enhance consistency in financial reporting by increasing the frequency of fair value disclosures. These FSPs are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of these FSPs is not expected to have a material impact on the Company’s financial statements.

3. Earnings Per Share

Basic net income per share of common stock is calculated by dividing net income attributable to common stock by the weighted average of common shares outstanding during each period. Diluted net income attributable to common stockholders is calculated by dividing net income attributable to common stockholders by the weighted average of common shares outstanding and other dilutive securities. Potentially dilutive securities for the diluted earnings per share calculations consist of nonvested equity shares of common stock, in-the-money outstanding stock options to purchase the Company’s common stock and shares into which the Convertible Notes are convertible.

In satisfaction of its obligation upon conversion of the Convertible Notes, the Company may elect to deliver, at its option, cash, shares of its common stock or a combination of cash and shares of its common stock. The Company currently intends to settle the Convertible Notes in cash at or near the initial redemption date of March 26, 2012; therefore, the treasury stock method was used to measure the potentially dilutive impact of shares associated with that conversion feature. The Convertible Notes have not been dilutive since their issuance in March 2008, and therefore, do not impact the diluted earnings per share calculation for the three months ended March 31, 2009.

The following table sets forth the calculation of basic and diluted earnings per share (in thousands, except per share amounts):

	Three Months Ended March 31,
	2009	2008
Net income	$26,413	$30,554
Basic weighted-average common shares outstanding in period	44,618	44,279
Add dilutive effects of stock options and nonvested equity shares of common stock	122	946
Diluted weighted-average common shares outstanding in period	44,740	45,225
Basic net income per common share	$0.59	$0.69
Diluted net income per common share	$0.59	$0.68

4. Supplemental Disclosures of Cash Flow Information

Supplemental cash flow information is as follows (in thousands):

	For Three Months Ended March 31,
	2009	2008
Cash paid for interest, net of amount capitalized	$6,736	$3,597
Cash paid for income taxes, net of refunds received	56	253
Supplemental disclosures of non-cash investing and financing activities:
Current liabilities that are reflected in investing activities	59,288	58,116
Current liabilities that are reflected in financing activities	38	645
Net change in asset retirement obligations	(239)	(1,013)
Treasury stock acquired from employee stock option exercises and collection of employee payroll taxes on vesting of restricted stock	1,874	2,295
Retirement of treasury stock	(1,874)	(2,295)
Equity from issuance of Convertible Notes under FSP APB 14-1 (net of deferred taxes of $8.6 million)	—	14,539

5.  Long-Term Debt

Revolving Credit Facility

On April 15, 2009, the Company amended its credit facility (the “Amended Credit Facility”). The Amended Credit Facility, which matures on March 17, 2011,  has commitments of $592.8 million and, based on year-end 2008 reserves and hedge positions, a borrowing base of $600.0 million (after a reduction related to the Company’s Convertible Notes outstanding). Future borrowing bases will be computed based on proved natural gas and oil reserves, hedge positions and estimated future cash flows from those reserves, as well as any other outstanding debt of the Company. The borrowing base is required to be redetermined twice per year. The Amended Credit Facility bears interest, based on the borrowing base usage, at the applicable London Interbank Offered Rate (“LIBOR”) plus applicable margins ranging from 1.75% to 2.50% (an increase from 1.25% to 2.00% previously) or an alternate base rate, based upon the greater of the prime rate, the federal funds effective rate plus 0.5% or the adjusted one month LIBOR plus 1.00%, plus applicable margins ranging from 0.75% to 1.50% (an increase from 0.25% to 1.00% previously). The average annual interest rates incurred on the Amended Credit Facility were 2.3% and 6.0% for the three months ended March 31, 2009 and 2008, respectively. The Company pays annual commitment fees ranging from 0.35% to 0.50% of the unused borrowing base. The Amended Credit Facility is secured by natural gas and oil properties representing at least 80% of the value of the Company’s proved reserves and the pledge of all of the stock of the Company’s subsidiaries. The Amended Credit Facility also contains certain financial covenants. The Company is currently in compliance with all financial covenants and has complied with all financial covenants for all prior periods.

As of March 31, 2009, borrowings outstanding under the Amended Credit Facility totaled $276.0 million.

5% Convertible Senior Notes Due 2028

On March 12, 2008, the Company issued $172.5 million aggregate principal amount of Convertible Notes. The full $172.5 million principal amount of the Convertible Notes is currently outstanding. The Convertible Notes mature on March 15, 2028, unless earlier converted, redeemed or purchased by the Company. The Convertible Notes are senior unsecured obligations and rank equal in right of payment to all of the Company’s existing and future senior indebtedness; senior in right of payment to all of the Company’s future subordinated indebtedness; and effectively subordinated to all of the Company’s secured indebtedness, with respect to the collateral securing such indebtedness. The Convertible Notes will be structurally subordinated to all present and future secured and unsecured debt and other obligations of the Company’s subsidiaries that do not guarantee the Convertible Notes. As of March 31, 2009, the Convertible Notes are not guaranteed by any of the Company’s subsidiaries.

The conversion price is approximately $66.33 per share of the Company’s common stock, equal to the applicable conversion rate of 15.0761 shares of common stock, subject to adjustment, for each $1,000 of the principal amount of the Convertible Notes. Upon conversion of the Convertible Notes, holders will receive, at the Company’s election, cash, shares of common stock or a combination of cash and shares of common stock. If the conversion value exceeds $1,000, the Company will also deliver, at its election, cash, shares of common stock or a combination of cash and shares of common stock with respect to the remaining value deliverable upon conversion. Currently, it is the Company’s intention to net cash settle the Convertible Notes. However, the Company has not made a formal legal irrevocable election to net cash settle and reserves the right to settle the Convertible Notes in any manner allowed under the indenture for the Convertible Notes as business conditions warrant.

The Convertible Notes bear interest at a rate of 5% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2008.

On or after March 26, 2012, the Company may redeem for cash all or a portion of the Convertible Notes at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, up to, but excluding, the applicable redemption date.

Holders of the Convertible Notes may require the Company to purchase all or a portion of their Convertible Notes for cash on each of March 20, 2012, March 20, 2015, March 20, 2018 and March 20, 2023 at a purchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, up to but excluding the applicable purchase date.

Holders may convert their Convertible Notes into cash, shares of the Company’s common stock or a combination of cash and shares of common stock, as elected by the Company, at any time prior to the close of business on September 20, 2027, if any of the following conditions are satisfied: (1) if the closing price of the Company’s common stock reaches specified thresholds or the trading price of the Convertible Notes falls below specified thresholds; (2) if the Convertible Notes have been called for redemption; (3) if the Company makes certain significant distributions to holders of the Company’s common stock; or (4) the Company enters into specified corporate transactions, none of which occurred during the three months ended March 31, 2009. After September 20, 2027, holders may surrender their Convertible Notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions have been satisfied.

In addition, following certain corporate transactions that constitute a qualifying fundamental change, the Company is required to increase the applicable conversion rate for a holder who elects to convert its Convertible Notes.

As a result of the adoption of FSP APB 14-1 and its retrospective application (previously discussed in Note 2), the Company recorded a debt discount of $23.1 million, which represented the fair value of the equity conversion feature as of the date of the issuance of the Convertible Notes. The value of the equity conversion feature was also recorded as additional paid-in capital, net of $8.6 million of deferred taxes. In addition, the transaction costs incurred directly related to the issuance of the Convertible Notes were allocated proportionately to the equity conversion feature and recorded as additional paid-in capital. The equity component is not subsequently re-valued as long as it continues to qualify for equity treatment.

The debt discount is amortized as additional non-cash interest expense over the expected term of the Convertible Notes through March 2012. As of March 31, 2009, the net carrying amount of the Convertible Notes is as follows (amounts in thousands):

Principal amount of the Convertible Notes	$172,500
Unamortized debt discount	(17,840)
Carrying amount of the Convertible Notes	$154,660

As a result of the amortization of the debt discount through non-cash interest expense, the effective interest rate on the Company’s Convertible Notes is 9.7%.  The amount of the cash interest expense recognized for the three months ended March 31, 2009 and 2008 related to the 5% contractual interest coupon was $2.2 million and $0.4 million, respectively.  The amount of non-cash interest expense for the three month period ended March 31, 2009 and 2008 related to the amortization of the debt discount and amortization of the transaction costs was $1.5 million and $0.4 million, respectively.

There is no active, public market for the Convertible Notes. Therefore, based on market-based parameters of the various components of the Convertible Notes, the aggregate estimated fair value of the Convertible Notes was approximately $136.2 million as of March 31, 2009.

6.  Asset Retirement Obligations

The Company accounts for its asset retirement obligations in accordance with SFAS No. 143 and estimates the initial fair value measurement of the asset retirement obligations in accordance with SFAS No. 157. This statement generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset.

A reconciliation of the Company’s asset retirement obligations for the three months ended March 31, 2009 is as follows (in thousands):

Beginning of period	$47,193
Liabilities incurred	239
Liabilities settled	(112)
Accretion expense	798
Revisions to estimate	—

End of period	$48,118
Less: current asset retirement obligations	424
Long-term asset retirement obligations	$47,694

7.  Fair Value Measurements

The Company’s financial instruments, including cash and cash equivalents, accounts and notes receivable and accounts payable, are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The recorded value of the Amended Credit Facility, as discussed in Note 5, approximates its fair value due to its floating rate structure.

The Company adopted SFAS No. 157, Fair Value Measurements, effective January 1, 2008 for financial assets and liabilities measured on a recurring basis. SFAS No. 157 applies to all financial assets and liabilities that are being measured and reported on a fair value basis. Beginning January 1, 2009, the Company also applied SFAS No. 157 to non-financial assets and liabilities.

As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes a mid-market pricing convention (the mid-point price between bid and ask prices) for valuation as a practical expedient for assigning fair value. The Company uses market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. These inputs can be readily observable, market corroborated or generally unobservable. The Company primarily applies the market and income approaches for recurring fair value measurements and utilizes the best available information. Given the Company’s historical market transactions, its markets and instruments are fairly liquid. Therefore, the Company has been able to classify fair value balances based on the observability of those inputs. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed securities and U.S. government treasury securities.

Level 2 — Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over-the-counter forwards and options.

Level 3 — Pricing inputs include significant inputs that are generally less observable than objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. At each balance sheet date, the Company performs an analysis of all instruments subject to SFAS No. 157 and includes in level 3 all of those whose fair value is based on significant unobservable inputs.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and financial liabilities that were accounted for at fair value on a recurring basis as of March 31, 2009. As required by SFAS No. 157, financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels.

	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Commodity Derivatives	$—	$301,988	$—	$301,988
Liabilities
Commodity Derivatives	$—	$(3,510)	$—	$(3,510)
Interest Rate Derivatives	—	(593)	—	(593)

As required under SFAS No. 157, all fair values reflected in the table above and on the Unaudited Condensed Consolidated Balance Sheets have been adjusted for non-performance risk. For applicable financial assets carried at fair value, the credit standing of the counterparties is analyzed and factored into the fair value measurement of those assets. SFAS No. 157 also states that the fair value measurement of a liability must reflect the nonperformance risk of the Company. The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the table above.

Level 1 Fair Value Measurements

As of March 31, 2009, and for the three months ended March 31, 2009, the Company did not have assets or liabilities measured under a level 1 fair value hierarchy.

Level 2 Fair Value Measurements

Natural Gas and Crude Oil Forwards and Options — The fair value of the natural gas and crude oil forwards and options are estimated using a combined income and market valuation methodology based upon forward commodity price and volatility curves. The curves are obtained from independent pricing services reflecting broker market quotes.

Interest Rate Forwards and Options — The fair value of the interest rate forwards and options are estimated using a combined income and market valuation methodology based upon forward interest-rate yield curves and credit. The curves are obtained from independent pricing services reflecting broker market quotes.

Level 3 Fair Value Measurements

As of March 31, 2009, and for the three months ended March 31, 2009, the Company did not have assets or liabilities measured under a level 3 fair value hierarchy.

8.  Derivative Instruments

The Company uses financial derivative instruments as part of its price risk management program to achieve a more predictable, economic cash flow from its natural gas and oil production by reducing its exposure to price fluctuations. The Company has entered into financial commodity swap and collar contracts to fix the floor and ceiling prices received for a portion of the Company’s natural gas and oil production. The Company does not enter into derivative instruments for speculative trading purposes. The Company’s natural gas and oil derivative financial instruments are accounted for in accordance with SFAS No. 133. As of March 31, 2009, the Company had hedges in place for a portion of its anticipated production through 2011 for a total of 363,875 Bbls of crude oil and 105,471,000 MMBtu of natural gas.

In addition to financial transactions, the Company may at times be party to various physical commodity contracts for the sale of natural gas that cover varying periods of time and have varying pricing provisions. Under SFAS No. 133, these physical commodity contracts qualify for the normal purchase and normal sale exception and, therefore, are not subject to hedge accounting or mark-to-market accounting. The financial impact of physical commodity contracts is included in oil and gas production revenues at the time of settlement.

The Company also has two interest rate derivative contracts to manage the Company’s exposure to changes in interest rates. The first contract is a floating-to-fixed interest rate swap for a notional amount of $10.0 million, and the second is a floating-to-fixed interest rate collar for a notional amount of $10.0 million, both to terminate on December 12, 2009. The

Company’s interest rate derivative instruments have been designated as cash flow hedges in accordance with SFAS No. 133. Under the swap, the Company will make payments to, or receive payments from, the contract counterparty when the variable rate of one-month LIBOR falls below, or exceeds, the fixed rate of 4.70%. Under the collar, the Company will make payments to, or receive payments from, the contract counterparty when the variable LIBOR rate falls below the floor rate of 4.50% or exceeds the ceiling rate of 4.95%. The payment dates of both the swap and the collar match exactly with the interest payment dates of the corresponding portion of the Company’s Amended Credit Facility.

All derivative instruments, other than those that meet the normal purchase and normal sale exception as mentioned above, are recorded at fair market value in accordance with SFAS No. 157 and included in the Unaudited Condensed Consolidated Balance Sheets as assets or liabilities. The following table summarizes the location and fair value of all derivative instruments in the Unaudited Consolidated Balance Sheets as of March 31, 2009:

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(in thousands)
Derivatives Designated as Cash Flow Hedges Under SFAS No. 133
Current
Interest Rate Contracts	N/A	$—	Derivative Liability and Other Current Liabilities	$593
Commodity Contracts	Derivative Assets	218,204	N/A	—
Long Term
Commodity Contracts	Derivative Assets	100,481	Derivative Assets (2)	536
Commodity Contracts	Derivatives and Other Noncurrent Liabilities (1)	645	N/A	—
Total derivatives designated as hedging instruments under SFAS No. 133		$319,330		$1,129
Derivatives Not Designated as Cash Flow Hedges Under SFAS No. 133
Current
Commodity Contracts	N/A	$—	Derivative Assets (2)	$4,412
Long Term
Commodity Contracts	Derivative Assets	2,243	Derivative Assets (2)	13,992
Commodity Contracts	N/A	—	Derivatives and Other Noncurrent Liabilities	4,155
Total derivates not designated as hedging instruments under SFAS No. 133		$2,243		$22,559
Total Derivatives		$321,573		$23,688

(1)          Amounts are netted against derivative liability balances from the same counterparty, and, therefore, are presented as a net liability on the Company’s Unaudited Condensed Consolidated Balance Sheets.

(2)          Amounts are netted against derivative asset balances from the same counterparty, and, therefore, are presented as a net asset on the Company’s Unaudited Condensed Consolidated Balance Sheets.

For derivative instruments that qualify and are designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income (“OCI”) until the forecasted transaction occurs. The Company will reclassify the appropriate cash flow hedge amounts from OCI to gains or losses in the Unaudited Consolidated Statements of Operations as the hedged production quantity is produced or the interest rate derivative is settled. Based on projected market prices as of March 31, 2009, the amount to be reclassified from OCI to net income in the next 12 months would be an after-tax net gain of approximately $136.0 million. Any actual increase or decrease in revenues will depend upon market conditions over the period during which the forecasted transactions occur. The Company anticipates that all originally forecasted transactions related to the Company’s derivatives that continue to be accounted for as cash flow hedges will occur by the end of the originally specified time periods.

The commodity hedge instruments designated as cash flow hedges are at highly liquid trading locations but may contain slight differences compared to the delivery location of the forecasted sale, which may result in ineffectiveness in accordance with SFAS No. 133. Although those derivatives may not achieve 100% effectiveness for accounting purposes, the Company believes that its derivative instruments continue to be highly effective in achieving its risk management objectives.  The ineffective portion of commodity hedge derivatives is reported in commodity derivative gain or loss in the Unaudited Consolidated Statements of Operations. Ineffectiveness on interest rate derivatives was de minimis for the three months ended March 31, 2009. The following table summarizes the cash flow hedge gains and losses and their locations on the Unaudited Consolidated Balance Sheets and Unaudited Consolidated Statements of Operations for the three months ended March 31, 2009:

Derivatives in SFAS No. 133 Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in OCI (net of tax)	Location of Gain (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income (before tax)	Location of Loss on Ineffective Hedges	Amount of Loss Recognized in Income on Ineffective Hedges (before tax)
	(in thousands)
Interest Rate Contracts	$(52)	Interest and Other Income	$(195)	N/A	N/A
Commodity Contracts	6,703	Oil and Gas Production	87,119	Commodity Derivative Loss	(5,863)
Total	$6,651		$86,924		$(5,863)

If the forecasted transaction to which the hedging instrument had been designated is no longer probable of occurring within the specified time period, the hedging instrument loses cash flow hedge accounting treatment in accordance with SFAS No. 133. All current mark-to-market gains and losses are recorded in earnings and all accumulated gains or losses recorded in OCI related to the hedging instrument are also reclassified to earnings.

Some of the Company’s commodity derivatives do not qualify for hedge accounting under SFAS No. 133 but are, to a degree, an economic offset to the Company’s commodity price exposure. If a commodity derivative instrument does not qualify as a cash flow hedge or is not designated as a cash flow hedge, the change in the fair value of the derivative is recognized in commodity derivative gain or loss in the Unaudited Consolidated Statements of Operations. These mark-to-market adjustments produce a degree of earnings volatility but have no cash flow impact relative to changes in market prices. The Company’s cash flow is only impacted when the underlying physical sales transaction takes place in the future and when the associated derivative instrument contract is settled by making or receiving a payment to or from the counterparty. Realized gains and losses of commodity derivative instruments that do not qualify as cash flow hedges are recognized in commodity derivative gain or loss in the Unaudited Consolidated Statements of Operations and are reflected in cash flows from operations on the Unaudited Consolidated Statements of Cash Flows.

In addition to the swaps and collars discussed above, the Company has entered into basis only swaps. Basis only swaps hedge the difference between the New York Mercantile Exchange (“NYMEX”) price and the price received for the Company’s natural gas production at a specific delivery location. Although the Company believes that this represents a sound risk mitigation strategy, the basis only swaps do not qualify for hedge accounting under SFAS No. 133 because the total future cash flow has not been fixed. As a result, the changes in fair value of these derivative instruments are recorded in earnings and recognized in commodity derivative gain or loss in the Unaudited Consolidated Statements of Operations. As of March 31, 2009, the Company had basis only swaps in place for a portion of the Company’s anticipated natural gas production in 2009, 2010, 2011 and 2012 for a total of 30,920,000 MMbtu.

The following table summarizes the location and amounts of gains and losses on derivative instruments that do not qualify for hedge accounting under SFAS No. 133 for the three months ended March 31, 2009:

Derivatives Not Designated as Hedging Instruments under SFAS No. 133	Location of Loss Recognized in Income on Derivatives	Amount of Loss Recognized in Income on Derivatives
		(in thousands)
Commodity Contracts	Commodity Derivative Loss	$(20,093)
Total		$(20,093)

The Company was a party to various swap and collar contracts for natural gas based on the Colorado Interstate Gas Rocky Mountains (“CIGRM”), Panhandle Eastern Pipe Line Co. (“PEPL”) and Northwest Pipeline Corporation (“NWPL”) indices that settled during the three months ended March 31, 2009 and based on the CIGRM and PEPL indices that settled during the three months ended March 31, 2008. As a result, the Company recognized an increase of natural gas production revenues related to these contracts of $83.9 million and $0.3 million in the three months ended March 31, 2009 and 2008, respectively.  The Company was also a party to various swap and collar contracts for oil based on a West Texas Intermediate (“WTI”) index, recognizing an increase to oil production revenues related to these contracts of $3.2 million and a reduction of $2.1 million in the three months ended March 31, 2009 and 2008, respectively.

The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended March 31,
	2009	2008
Realized gains (losses) on derivatives designated as cash flow hedges (1)	$87,119	$(1,732)

Realized losses on derivatives not designated as cash flow hedges	$—	$—
Unrealized ineffectiveness recognized on derivatives designated as cash flow hedges (2)	(5,863)	(1,530)
Unrealized losses on derivatives not designated as cash flow hedges (2)	(20,093)	—
Total commodity derivative loss	$(25,956)	$(1,530)

(1)          Included in “Oil and gas production” revenues in the Unaudited Condensed Consolidated Statements of Operations.

(2)          Included in “Commodity derivative loss” in the Unaudited Condensed Consolidated Statements of Operations.

Derivative financial instruments that hedge the price of oil and gas and interest rate levels are generally executed with major financial or commodities trading institutions that expose the Company to market and credit risks and may, at times, be concentrated with certain counterparties or groups of counterparties. The Company has hedges in place with eight different counterparties, of which all but one are lenders in the Amended Credit Facility. As of March 31, 2009, JP Morgan Chase & Company, J. Aron & Company (a subsidiary of Goldman, Sachs & Company) and Bank of Montreal accounted for 43.8%, 26.8% and 18.6%, respectively, of the net fair market value of the Company’s net derivative asset. Although notional amounts are used to express the volume of these contracts, the amounts potentially subject to credit risk, in the event of non-performance by the counterparties, are substantially smaller. The credit worthiness of counterparties is subject to continual review, and the Company believes all of these institutions currently are acceptable credit risks. Full performance is anticipated, and the Company has no past due receivables from any of its counterparties.

It is the Company’s policy to enter into derivative contracts with counterparties who are lenders in the Amended Credit Facility, affiliates of lenders in the Amended Credit Facility, or potential lenders in the Amended Credit Facility.  With the exception of one counterparty, the Company’s derivative contracts are documented with industry standard contracts known as a Schedule to the Master Agreement and International Swaps and Derivative Association, Inc. Master Agreement (“ISDA”). The counterparty with whom the Company currently does not have an ISDA in place represents 1.4% of the fair value of the net derivative asset balance. Typical terms for the ISDAs include credit support requirements, cross default provisions, termination events, and set-off provisions.  The Company is not required to provide any credit support to its counterparties other than cross collateralization with the properties securing the Amended Credit Facility.  The Company has set-off provisions with its lenders (or affiliates of lenders) that, in the event of counterparty default, allow the Company to set-off amounts owed under the Amended Credit Facility or other general obligations against monies owed for derivative contracts. Accordingly, the maximum amount of loss in the event of all counterparties defaulting is $224.8 million as of March 31, 2009, after netting any amounts owed by the Company to its counterparties.

9.  Income Taxes

The Company accounts for its uncertain tax positions in accordance with the provisions of FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes. As of March 31, 2009, there has been no change to the Company’s FIN No. 48 liability.

The Company’s policy is to classify accrued penalties and interest related to unrecognized tax benefits in the Company’s income tax provision. As of March 31, 2009, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the three months ended March 31, 2009.

At March 31, 2009, the Company’s Unaudited Condensed Consolidated Balance Sheets reflected a net deferred tax liability of $306.4 million, of which $117.3 million pertains to the tax effects of derivative instruments reflected in OCI.

Income tax expense for the three months ended March 31, 2009 and 2008 differs from the amounts that would be provided by applying the U.S. federal income tax rate to income before income taxes principally due to state income taxes, stock-based compensation and other operating expenses not deductible for income tax purposes.

10. Stockholders’ Equity

The Company’s authorized capital structure consists of 75,000,000 shares of $0.001 per share par value preferred stock and 150,000,000 shares of $0.001 per share par value common stock. In October 2004, 150,000 shares of $0.001 per share par value preferred stock were designated as Series A Junior Participating Preferred Stock, none of which are outstanding. The remainder of the authorized preferred stock is undesignated.  There are no issued and outstanding shares of preferred stock.

Holders of all classes of stock are entitled to vote on matters submitted to stockholders, except that, when issued, each share of Series A Junior Participating Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the Company’s stockholders.

The Company may occasionally acquire treasury stock, which is recorded at cost, in connection with the vesting and exercise of share-based awards or for other reasons. As of March 31, 2009, all treasury stock held by the Company was retired.

11.  Accumulated Other Comprehensive Income

The Company follows the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive income. The components of accumulated other comprehensive income and related tax effects for the three months ended March 31, 2009 were as follows:

	Gross	Tax Effect	Net of Tax
	(in thousands)
Accumulated other comprehensive income—December 31, 2008	$305,410	$(113,338)	$192,072
Unrealized change in fair value of cash flow hedges	97,498	(36,181)	61,317
Reclassification adjustment for realized gains on hedges included in net income	(86,924)	32,258	(54,666)
Accumulated other comprehensive income—March 31, 2009	$315,984	$(117,261)	$198,723

12.  Guarantor Subsidiaries

The Company (the “Parent Issuer”) contemplates that if it offers guaranteed debt securities pursuant to the shelf registration statement, the debt will be jointly and severally guaranteed on a full and unconditional basis by the Company’s wholly-owned subsidiaries (“Guarantor Subsidiaries”).  Presented below are the Company’s condensed consolidating balance sheets, statements of income and statements of cash flows, as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended.

The following condensed consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as the consolidated financial statements.  Investments in our subsidiaries are accounted for under the equity method. Accordingly, the entries necessary to consolidate the Parent Issuer and the Guarantor Subsidiaries are reflected in the Intercompany Eliminations column.

Condensed Consolidating Balance Sheets

	March 31, 2009
	(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Assets:
Current assets	$344,741	$379	$—	$345,120
Property and equipment, net	1,520,990	93,193	—	1,614,183
Intercompany receivable	66,805	(66,805)	—	—
Investment in subsidiaries	(137)	—	137	—
Noncurrent assets	93,193	—	—	93,193
Total assets	$2,025,592	$26,767	$137	$2,052,496
Liabilities and Stockholders’ Equity:
Current liabilities	$207,860	$728	$—	$208,588
Long-term debt	276,000	—	—	276,000
Deferred income taxes	200,877	25,622	—	226,499
Other long-term liabilities	206,117	554	—	206,671
Stockholders’ equity	1,134,738	(137)	137	1,134,738
Total liabilities and stockholders’ equity	$2,025,592	$26,767	$137	$2,052,496

	December 31, 2008
	(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Assets:
Current assets	$312,554	$820	$—	$313,374
Property and equipment, net	1,468,989	92,830	—	1,561,819
Intercompany receivable	66,009	(66,009)	—	—
Investment in subsidiaries	552	—	(552)	—
Noncurrent assets	119,300	—	—	119,300
Total assets	$1,967,404	$27,641	$(552)	$1,994,493
Liabilities and Stockholders’ Equity:
Current liabilities	$224,891	$903	$—	$225,794
Long-term debt	254,000	—	—	254,000
Deferred income taxes	188,859	25,622	—	214,481
Other long-term liabilities	200,421	564	—	200,985
Stockholders’ equity	1,099,233	552	(552)	1,099,233
Total liabilities and stockholders’ equity	$1,967,404	$27,641	$(552)	$1,994,493

Condensed Consolidating Statements of Income

	Three Months Ended March 31, 2009
	(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Operating and other revenues	$143,077	$1,663	$—	$144,740
Operating costs and expenses	80,980	2,352	—	83,332
General and administrative	13,380	—	—	13,380
Interest and other income (expense)	(4,931)	—	—	(4,931)
Equity in earnings (loss) of subsidiaries	(689)	—	689	—
Income (loss) before income taxes	43,097	(689)	689	43,097
Income tax expense	16,684	—	—	16,684
Net income (loss)	$26,413	$(689)	$689	$26,413

Three Months Ended March 31, 2008

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Operating and other revenues	$147,686	$1,516	$—	$149,202
Operating costs and expenses	80,871	1,238	—	82,109
General and administrative	14,215	—	—	14,215
Interest and other income (expense)	(3,370)	(37)	—	(3,407)
Equity in earnings (loss) of subsidiaries	241	—	(241)	—
Income (loss) before income taxes	49,471	241	(241)	49,471
Income tax expense	18,917	—	—	18,917
Net income (loss)	$30,554	$241	$(241)	$30,554

Condensed Consolidating Statements of Cash Flows

Three Months Ended March 31, 2009

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Cash flows from operating activities	$141,879	$657	$—	$142,536
Cash flows from investing activities:
Additions to oil and gas properties, including acquisitions	(133,650)	(1,251)	—	(134,901)
Additions to furniture, fixtures and other	(1,024)	(202)	—	(1,226)
Proceeds from sale of properties	—	—	—	—
Cash flows from financing activities:
Proceeds from debt	42,000	—	—	42,000
Principal payments on debt	(20,000)	—	—	(20,000)
Intercompany receivable (payable)	(796)	796	—	—
Other financing activities	(2)	—	—	(2)
Change in cash and cash equivalents	28,407	—	—	28,407
Beginning cash and cash equivalents	43,063	—	—	43,063
Ending cash and cash equivalents	$71,470	$—	$—	$71,470

Three Months Ended March 31, 2008

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Cash flows from operating activities	$84,589	$607	$—	$85,196
Cash flows from investing activities:
Additions to oil and gas properties, including acquisitions	(112,235)	(2,757)	—	(114,992)
Additions to furniture, fixtures and other	(605)	—	—	(605)
Proceeds from sale of properties	1,212	—	—	1,212
Cash flows from financing activities:
Proceeds from debt	199,800	—	—	199,800
Principal payments on debt	(167,014)	—	—	(167,014)
Intercompany receivable (payable)	(2,150)	2,150	—	—
Other financing activities	(2,959)	—	—	(2,959)
Change in cash and cash equivalents	638	—	—	638
Beginning cash and cash equivalents	60,285	—	—	60,285
Ending cash and cash equivalents	$60,923	$—	$—	$60,923